Exhibit 99.1

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O. BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	July 28, 2005

Contact:     John I. Von Lehman
                  Executive Vice President and CFO
                  (513) 943-7100

The Midland Company Elects New Board Member

>>Declares Regular Quarterly Dividend

Cincinnati, Ohio, July 28, 2005 –The Midland Company (Nasdaq:MLAN), a highly focused provider of specialty insurance products and services, today announced that its Board of Directors has elected René J. Robichaud, President and Chief Executive Officer of NS Group, Inc. to the Company’s Board. The appointment brings the number of Midland directors to 17.

“René is a fine addition to our Board,” said Joseph P. Hayden III, Chairman and Chief Operating Officer. “His decades of experience in both industry and investment banking complement the expertise of our other Directors, and no doubt, will add great value to our Company and our shareholders.”

Mr. Robichaud joined NS Group, Inc. in June, 1999 as the company’s President and Chief Operating Officer. In February, 2000 he was promoted to President and Chief Executive Officer. Prior to joining NS Group, Inc., Mr. Robichaud spent over 14 years in investment banking. He has held the positions of Managing Director with Salomon Smith Barney and Principal with Morgan Stanley & Co. He received his BBA from the University of Ottawa, magna cum laude, and his MBA from Harvard University. Mr. Robichaud serves on the Board of the Petroleum Equipment Suppliers Association.

In a separate action, the Board of Directors declared a regular quarterly dividend of 5.625 cents per share, maintaining the annual dividend at 22.5 cents per share. The quarterly dividend is payable October 4, 2005 to shareholders of record on September 21, 2005. The Midland Company presently has 18,908,000 shares outstanding.

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.